Press Release	Source: AgFeed Industries, Inc.

AgFeed Industries Appoints Seasoned Wall Street Executives as New Directors

Monday November 26, 7:00 am ET

NEW YORK, NY--(MARKET WIRE)--Nov 26, 2007 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News) (website: www.AgFeedinc.com), a market leader in China's premix animal nutrition industry, today announces that Mr. Arnold Staloff, a current board member of Lehman Brothers Derivative Products, and Mr. Fredric Rittereiser, the former President of Wall Street firm Troster, Singer & Co and the former President of various electronic securities trading companies including Instinet Corporation, have joined AgFeed as independent board members. Their appointments replace Messrs. Robert Masucci and John Egan Jr. who have stepped down from the Board. Mr. Staloff will serve as AgFeed's Chairman of Audit Committee and Chairman of Compensation Committee; Mr. Rittereiser will serve as Chairman of the Nominating Committee.

Songyan Li, PhD, AgFeed's Chairman, commented: "We want to express our sincere appreciation towards our former board members for their contribution to our transition as a NASDAQ Global Market listed company. AgFeed wishes to become a global leader in our industry through organic growth and mergers and acquisitions. The broad knowledge and contacts in the capital markets and the high level of understanding of global finance that Messrs. Staloff and Rittereiser bring to AgFeed will be instrumental for our future growth. Their highly efficient work style is also very much appreciated. We look forward to their guidance as we execute our strategic plans."

Mr. Arnold Staloff commented, "As AgFeed positions itself for further expansion in 2008 and beyond. I am honored to join this company and look forward to contributing to its continued growth."

Mr. Rittereiser commented, "During my numerous recent visits to China, I understand that AgFeed is a market leader in a $40 billion per year industry. I am pleased to be part of AgFeed and I am honored to help the company with its strategic growth."

About Mr. Arnold Staloff

Mr. Staloff began his career with the U.S. Securities and Exchange Commission (SEC), Trading and Markets Division in 1968. He is currently a member of the Board of Directors for Lehman Brothers Derivative Products Inc. and Exchange Lab Inc. He was the former President of the Philadelphia Board of Trade in 1985. He served as an officer of the Philadelphia Stock Exchange (PHLX) from 1971 to 1989. Mr. Staloff also served as a member of the Board of Governors, Executive Committee and Chairman of the Foreign Currency Options Committee of the Philadelphia Stock Exchange and served on its Finance, Marketing, Steering and New Products Committees. He has been featured as the inventor of currency options in The Vandals' Crown, (Millman, Free Press, 1995). He was the former Chairman (2005-2007) of SFB Market Systems, Inc., a firm that manages all options symbols within the United States. Prior to that (1990-2003), he served as President and CEO of Bloom Staloff Corporation, an equity and options market making firm and foreign currency options floor broker. He also served (1989-1990) as President and CEO of The Commodity Exchange ("COMEX"), a leading futures exchange. In addition, he has served as a board member of several other organizations including the Options Clearing Corporation, the Composite Tape Association, the Options Price Reporting Authority, the National Futures Association, the Swiss Commodities, Futures, and Options Association, and the Variety Club for Handicapped Children. Mr. Staloff also currently serves as an independent board member and Chairman of Audit Committee for Shiner International, Inc., a China-based US pubic company.

About Mr. Fredric Rittereiser

Mr. Rittereiser has over 40 years of capital markets experience as senior executives at numerous Wall Street firms. He is currently an independent consultant advising global companies with market entry and strategic development issues specializing in China-related projects. He is the former President of Instinet Corporation, the world's leading electronic securities trading firm. After seven years of service at the NYPD Intelligence Division as a detective, he started his Wall Street career in 1964 as an institutional equities trader with Merrill Lynch & Co. Subsequently, he became one of the leading block traders on Wall Street. In 1973, Mr. Rittereiser became President of Wall Street trading firm Troster, Singer & Co. Under his guidance, the company was transformed into a leading institutional block trading house on the NASDAQ. Concurrently, since 1973 until 1980, he served as the NASD representative on the National Market System Committee responsible for negotiating rates, developing market linkages in the US, promoting price competition and endorsing NASDAQ as the electronic market for growth companies and new issues. In 1983, he joined Instinet Corporation as President and COO. Under his leadership, the company evolved into a highly efficient continuous electronic trading system that allowed institutions and dealers to negotiate securities trades anonymously. Mr. Rittereiser successfully negotiated the sale of Instinet to the Reuters Group in 1987. Between 1983 and 2002, Mr. Rittereiser was CEO and COO of three electronic trading companies -- Instinet, Sherwood Group and Ashton Technology Group. Between 1991 and 1993, he became a special consultant to Booz Allen and Hamilton, a global strategy and technology consulting group. He also served as a board member of the International Heritage Mutual Fund. Mr. Rittereiser is the founder of Ashton Technology Group and Gomez Advisors, Inc.

About AgFeed Industries, Inc.

AgFeed Industries is a U.S. public company listed on the NASDAQ Global Market. Through its operating subsidiaries in China, AgFeed is a market leader in China's fast growing premix animal nutrition industry. AgFeed has also entered into China's hog raising industry in 2007. China's animal feed market, the industry which AgFeed services, was approximately $40 billion in 2006 according to China Feed Industry Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the pace and timing of the consummation and integration of past and future acquisitions, our ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks, and the risks described in AgFeed's filings with the Securities and Exchange Commission, including, but not limited to, our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007 that we filed with the Securities and Exchange on October 31, 2007. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

Contact:
Contact:
AgFeed Industries, Inc.
Mr. Sam Zhou
Corporate Development
Tel: 011-86-13925912908
Email: Email Contact
Website: http://www.agfeedinc.com
Source: AgFeed Industries, Inc.